CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
LIFECORE BIOMEDICAL, INC.

Lifecore Biomedical, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The following amendments to the corporation's Amended and Restated Certificate of Incorporation have been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Section 141and 242 of the General Corporation Law of the State of Delaware:

SECOND: Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“ARTICLE IV

(A)The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Seventy-Seven Million (77,000,000) each with a par value of $0.001 per share. The number of shares of Preferred Stock authorized to be issued is Two Million (2,000,000), and the number of shares of Common Stock authorized to be issued is Seventy-Five Million (75,000,000).

(B)The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Delaware and within the limitations and restrictions stated in this Certificate of Incorporation (the “Certificate of Incorporation”), to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

THIRD: Article VI of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“ARTICLE VI

Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Each director shall be elected at each annual meeting of stockholders and shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, or removal; provided, however, that each director elected at the 2023 annual meeting of stockholders (which was held in 2024) shall hold office for a term expiring at the 2025 annual meeting of stockholders (each, a “Continuing Classified Director”), and any person appointed to fill any vacancy occurring in respect of any Continuing Classified Director shall continue in office for a term expiring at the 2025 annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her death, resignation, or removal. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the term of the directorship in which the vacancy occurred or, in the case of a newly created directorship, until the next annual meeting of stockholders and, in each case, until such director’s successor shall have been elected and qualified, subject to his or her earlier death, resignation, or retirement.

Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Subject to the rights of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the following annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her death, resignation, or removal.”

WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 15th day of August 2024, in its name and on its behalf by its Secretary pursuant to Section 103 of the General Corporation Law.

LIFECORE BIOMEDICAL, INC.

By:    /s/ John D. Morberg     John D. Morberg
Authorized Officer